THERMON GROUP HOLDINGS, INC.
AMENDED AND RESTATED SHORT-TERM INCENTIVE PLAN

Purposes

       The purpose of the Thermon Group Holdings, Inc. Amended and Restated Short-Term Incentive Plan (the "Plan") is to retain and motivate the officers and other employees of Thermon Group Holdings, Inc. and its subsidiaries who have been designated by the Committee to participate in the Plan for a specified Performance Period by providing them with the opportunity to earn incentive payments based upon the extent to which specified performance goals have been achieved or exceeded for the Performance Period.

Definitions

         "Annual Base Salary" shall mean for any Participant an amount equal to the rate of annual base salary in effect or approved by the Committee or other authorized person at the time or immediately before performance goals are established for a Performance Period, including any base salary that otherwise would be payable to the Participant during the Performance Period but for his or her election to defer receipt thereof.

         "Award" shall mean an award to which a Participant may be entitled under the Plan if the performance goals for a Performance Period are satisfied. An Award may be expressed in U.S. dollars or pursuant to a formula that is consistent with the provisions of the Plan.

         "Board" shall mean the Board of Directors of the Company.

“Cause” shall mean any of the following, as reasonably determined, in good faith, by the Board: (i) the prosecution via information or indictment, or, if Participant has waived any requirement of prosecution by indictment, the charge, of Participant for a felony; (ii) the theft, conversion, embezzlement or misappropriation by Participant of funds or other assets of the Company Group or any other act of fraud or dishonesty with respect to the Company Group (including facilitating or accepting any bribes or kickbacks or other acts of self-dealing); (iii) the intentional, grossly negligent or unlawful misconduct by Participant, but only to the extent that such actions or inactions (a) actually cause material harm to the Company Group; and (b) were engaged in by the Participant with knowledge that they would cause material harm to the Company Group; (iv) the violation by Participant of any law regarding employment discrimination or sexual harassment; (v) the failure by Participant to comply with any material policy generally applicable to Company Group employees, which failure is not cured in all material respects within 30 days after notice to Participant; (vi) the repeated failure by Participant to follow the reasonable directives of any supervisor or the Board, which failure is not cured in all material respects within 30 days after notice to Participant; (vii) the unauthorized dissemination by Participant of confidential information in violation of any agreement between the Company Group and Participant; (viii) any material misrepresentation or materially misleading omission in any resume or other information regarding Participant (including Participant’s work experience, academic credentials, professional affiliations or absence of criminal record) provided by or on behalf of Participant when applying for employment with the Company Group; (ix) the Company Group’s discovery that, prior to Participant’s employment with the Company Group, Participant engaged in conduct of the type described in clauses (i) through (iv) above (it being understood that, in the case of clause (iii) above, such harm having impacted Participant’s prior employer or the Company Group); or (x) any other material breach by Participant of this Agreement that is not cured within 30 days after notice to Participant

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Committee" shall mean the Human Capital Management & Compensation Committee of the Board or such other committee designated by the Board that satisfies any then applicable requirements of the principal national stock exchange on which the common stock of the Company is then traded to constitute a compensation committee.

         "Company" shall mean Thermon Group Holdings, Inc., a Delaware corporation, and any successor thereto.

“Company Group” shall mean the Company and any Subsidiary thereof.

       "Participant" shall mean an officer or other employee of the Company or any of its subsidiaries who is designated by the Committee to participate in the Plan for a Performance Period, in accordance with Article III.

        "Performance Period" shall mean any period for which performance goals are established pursuant to Article IV. A Performance Period may be coincident with one or more fiscal years of the Company or a portion of any fiscal year of the Company.

         "Plan" shall mean the Thermon Group Holdings, Inc. Amended and Restated Short-Term Incentive Plan as set forth herein, as it may be amended from time to time.

“Retirement” shall mean, unless otherwise determined by the Committee with respect to a Performance Period, the Participant’s resignation from employment with the Company Group, which termination of employment is effective on or after the date on which the Participant reaches age sixty-two (62) and has provided at least five (5) years of service to the Company Group; provided, however, that (a) the Participant must provide notice of the Participant’s intent to retire at least six (6) months prior to the effective date of such termination of employment and (b) the Company Group does not have grounds to terminate the Participant for Cause as of the date of such notice or termination of employment.

Administration

        General.     The Plan shall be administered by the Committee, which shall have the full power and authority to interpret, construe and administer the Plan and Awards granted hereunder (including in each case reconciling any inconsistencies, correcting any defaults and addressing any omissions). The Committee's interpretation, construction and administration of the Plan and all its determinations hereunder shall be final, conclusive and binding on all persons for all purposes.

        Powers and Responsibilities.     The Committee shall have the following discretionary powers, rights and responsibilities in addition to those described in Section 3.1.

(a)	to designate the Participants for a Performance Period;

(b)	to establish the performance goals and targets and other terms and conditions that are to apply to each Participant's Award;

(c)	to certify prior to the payment with respect to any Award that the performance goals for a Performance Period and other material terms applicable to the Award have been satisfied;

(d)
subject to Section 409A of the Code, to determine whether, and under what circumstances and subject to what terms, an Award is to be paid on a deferred basis, including whether such a deferred payment shall be made solely at the Committee's discretion or whether a Participant may elect deferred payment; and

(e)
to adopt, revise, suspend, waive or repeal, when and as appropriate, in its sole and absolute discretion, such administrative rules, guidelines and procedures for the Plan as it deems necessary or advisable to implement the terms and conditions of the Plan.

        Delegation of Power.     The Committee may delegate some or all of its power and authority hereunder to the Chief Executive Officer or other executive officer of the Company as the Committee deems appropriate.

Performance Goals

        Establishing Performance Goals.     The Committee shall establish with respect to each Performance Period one or more performance goals for each Participant or for any group of Participants (or both). Such performance goals may include on one or more of the following objective corporate-wide or subsidiary, division, operating unit or individual measures: the attainment by a share of the Company's common stock of a specified fair market value for a specified period of time, earnings per share, return to stockholders (including dividends), return on assets, return on equity, our earnings before or after taxes and/or interest, revenues, expenses, market share, cash flow or cost reduction goals, interest expense after taxes, return on investment, return on investment capital, return on operating costs, economic value created, operating margin, gross margin, achievement of annual operating profit plans, net income before or after taxes, pretax earnings before interest, depreciation and/or amortization, pretax operating earnings after interest expense and before incentives, and/or extraordinary or special items, operating earnings, net cash provided by operations, and strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, days sales outstanding goals, customer satisfaction, attainment of specified safety metrics, reductions in errors and omissions, reductions in lost business, management of employment practices and employee benefits, supervision of litigation and information technology, quality and quality audit scores, productivity, efficiency, goals relating to acquisitions or divestitures, such other goals as the Committee may determine whether or not listed herein, or any combination of the foregoing. Each such goal may be expressed on an absolute or relative basis and may include comparisons based on current internal targets, the past performance of the Company (including the performance of one or more subsidiaries, divisions, or operating units) or the past or current performance of other companies (or a combination of such past and current performance). Performance goals shall be subject to such other special rules and conditions as the Committee may establish.

        Impact of Extraordinary Items or Changes in Accounting.     The measures utilized in establishing performance goals under the Plan shall, to the extent applicable (i.e., if the relevant performance goal is based on a GAAP measure), be determined in accordance with GAAP and in a manner consistent with the methods used in the Company’s audited consolidated financial statements. Notwithstanding the foregoing, the applicable performance measures may be applied on a pre- or post-tax basis and may be adjusted to include or exclude components of any performance measure, including, without limitation, foreign exchange gains and losses, asset writedowns, acquisitions and divestitures, change in fiscal year, unbudgeted capital expenditures, special charges such as restructuring or impairment charges, debt refinancing costs, extraordinary or noncash items, unusual, infrequently occurring, nonrecurring or one-time events affecting the Company or its financial statements or changes in law or accounting principles (“Adjustment Events”). In the sole discretion of the Committee, the Committee may amend or adjust the performance measures or other terms and conditions of an outstanding award in recognition of any Adjustment Events.

Terms of Awards

        Performance Goals and Targets.     With respect to each Performance Period, the Committee also shall establish an Award opportunity for each Participant or group of Participants, which shall be based on the achievement of one or more specified targets of performance goals. The targets may be expressed in terms of an objective formula or standard which may be based upon the Participant's Annual Base Salary or a multiple thereof. In all cases the Committee shall have the sole and absolute discretion to reduce the amount of any payment with respect to any Award that would otherwise be made to any Participant or to decide that no payment shall be made. With respect to each Award, the Committee may establish terms regarding the circumstances in which a Participant will be entitled to payment notwithstanding the failure to achieve the applicable performance goals or targets (e.g., where the Participant's employment terminates due to death or disability or where a change in control of the Company occurs).

Retirement. Unless otherwise determined by the Committee with respect to a Performance Period, in the event the Participant’s employment terminates due to Retirement during the Performance Period, the Participant shall remain eligible to receive an Award, on a pro-rata basis for the Performance Period in which the Participant’ Retirement occurs, based on actual performance during the Performance Period and pro-rated based on the total number of days the Participant was employed during such Performance Period divided by the number of days in the Performance Period, which shall be 365 in the case of a Performance Period coincident with the fiscal year of the Company.

        Payments.     At the time the Committee determines an Award opportunity for a Participant, the Committee shall also establish the payment terms applicable to such Award. Such terms shall include when such payments will be made; provided, however, that the timing of such payments shall in all instances either (A) satisfy the conditions of an exception from Section 409A of the Code ( e.g. , the short-term deferrals exception described in Treasury Regulation Section 1.409A-1(b)(4)), or (B) comply with Section 409A of the Code and provided, further, that in the absence of such terms regarding the timing of payments, such payments shall occur no later than the later of (1) the 15th day of the third month of the calendar year following the calendar year in which the Participant's right to payment ceased being subject to a substantial risk of forfeiture, and (2) the 15th day of the third month of the Company's fiscal year following the Company's fiscal year in which the Participant's right to payment ceased being subject to a substantial risk of forfeiture.

General

        Effective Date.     The Plan, as amended and restated, shall be effective for Performance Periods beginning on and after April 1, 2025.

        Amendments and Termination.     The Board may amend the Plan as it shall deem advisable, subject to any requirement of stockholder approval required by applicable law, rule or regulation. The Board may terminate the Plan at any time.

        Non-Transferability of Awards.     No Award under the Plan shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company. Except to the extent permitted by the foregoing sentence, no Award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any such award, such award and all rights thereunder shall immediately become null and void.

        Tax Withholding.     The Company shall have the right to require, prior to the payment of any amount pursuant to an award made hereunder, payment by the Participant of any Federal, state, local or other taxes which may be required to be withheld or paid in connection with such award.

        No Right of Participation or Employment.     No person shall have any right to participate in the Plan. Neither the Plan nor any Award made hereunder shall confer upon any person any right to continued employment by the Company or any subsidiary or affiliate of the Company or affect in any manner the right of the Company or any subsidiary or affiliate of the Company to terminate the employment of any person at any time without liability hereunder.

        Designation of Beneficiary.     If permitted by the Company, a Participant may file with the Committee a written designation of one or more persons as such Participant's beneficiary or beneficiaries (both primary and contingent) in the event of the Participant's death. Each beneficiary designation shall become effective only when filed in writing with the Committee during the Participant's lifetime on a form prescribed by the Committee. The spouse of a married Participant domiciled in a community property jurisdiction shall join in any designation of a beneficiary other than such spouse. The filing with the Committee of a new beneficiary designation shall cancel all previously filed beneficiary designations. If a Participant fails to designate a beneficiary, or if all designated beneficiaries of a Participant predecease the Participant, then any amount payable with respect to an award after a Participant's death shall be payable to the Participant's executor, administrator, legal representative or similar person.

        Governing Law.     The Plan and each Award hereunder, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

        Other Plans.     Payments pursuant to the Plan shall not be treated as compensation for purposes of any other compensation or benefit plan, program or arrangement of the Company or any of its subsidiaries, unless either (a) such other plan provides that compensation such as payments made pursuant to the Plan are to be considered as compensation thereunder or (b) the Board or the Committee so determines in writing. The adoption of the Plan shall not be construed as limiting the power of the Board or the Committee to adopt such other incentive arrangements as it may otherwise deem appropriate.

        Binding Effect.     The Plan shall be binding upon the Company and its successors and assigns and the Participants and their beneficiaries, personal representatives and heirs. If the Company becomes a party to any merger, consolidation or reorganization, then the Plan shall remain in full force and effect as an obligation of the Company or its successors in interest, unless the Plan is amended or terminated pursuant to the terms of this Plan.

        Unfunded Arrangement.     The Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company for payment of any benefit hereunder. No Participant shall have any interest in any particular assets of the Company or any of its affiliates by reason of the right to receive a benefit under the Plan and any such Participant shall have only the rights of an unsecured creditor of the Company with respect to any rights under the Plan.

Protected Rights. Nothing contained in this Plan or otherwise limits the Participant’s ability to report possible violations of law or regulation to, or file a charge or complaint with, the Securities and Exchange Commission, the

Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the Congress, any Inspector General, or any other federal, state or local governmental agency or commission (“Government Agencies”). This Plan does not limit the Participant’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Nothing in this Plan shall limit the Participant’s ability under applicable U.S. federal law to (a) disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or (b) disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.